Exhibit 99.1

Coffee Holding Co., Inc. Reports Results for Fiscal Quarter Ending January 31, 2022

STATEN ISLAND, New York – March 17, 2022. Coffee Holding Co., Inc. (Nasdaq: JVA) (the “Company”) today announced its operating results for the fiscal quarter ended January 31, 2022:

Net Sales. Net sales totaled $16,704,860 for the three months ended January 31, 2022, a decrease of $1,428,977, or 7.9%, from $18,133,837 for the three months ended January 31, 2021. The decrease in net sales was due to an approximately $1,323,000 decline in sales from the Company’s Generations/Steep N Brew subsidiary due to loss of customers.

Cost of Sales. Cost of sales for the three months ended January 31, 2022 was $12,433,252, or 74.4% of net sales, as compared to $13,654,169, or 75.3% of net sales, for the three months January 31, 2021. Cost of sales consists primarily of the cost of green coffee and packaging materials and realized and unrealized gains or losses on hedging activity. The decrease in cost of sales was due to the Company’s decreased sales.

Gross Profit. Gross profit for the three months ended January 31, 2022 amounted to $4,271,608 or 25.6% of net sales, as compared to $4,479,668 or 24.7% of net sales, for the three months ended January 31, 2021. The increase in gross profits on a percentage basis was attributable to the factors listed above.

Operating Expenses. Total operating expenses increased by $407,592 to $3,720,878 for the three months ended January 31, 2022 from $3,313,286 for the three months ended January 31, 2021. Selling and administrative expenses increased by $409,680 and officers’ salaries decreased by $2,088. Operating expenses increased primarily due to increases of approximately $213,000 in professional fees, $55,000 in freight costs and $139,000 in labor costs, partially offset by decreases in various other operating expense categories.

“We recorded a profit of $0.05 per share in the first quarter of 2022 compared to a profit of $0.12 per share in the first quarter of 2021. Although our gross profit margin increased from 24.7% to 25.6% compared to last year, the increase in our operating expenses amounted to an additional $0.07 per share, as inflationary headwinds had a negative effect on the company’s performance for the quarter. Although our gross profit margins were healthy by our historical standards, increases in freight, labor and the cost of steel prevented additional margin expansion during the three months ended January 31, 2022. Further, higher legal expenses of approximately $213,000 incurred during the quarter as a result of ongoing class action lawsuits negatively affected our results. Adjusted EBITDA for the quarter was approximately $804,000, including a non-cash charge of approximately $190,000 relating to our stock option plan. Fortunately, we expect these expenses will be lower in both our second and third quarters, amounting to $172,000 and $42,000, respectively, before being completely expensed prior to the start of our fourth fiscal quarter of 2022,” said Andrew Gordon, President and CEO of Coffee Holding Company.

“The decrease in our net sales was entirely due to the continued loss of customers from our Steep N Brew subsidiary while sales in our private label and branded coffee products in the legacy Coffee Holding division were steady compared to the first quarter of fiscal 2021, as sales to existing and new customers remained strong at the grocery channel level. However, sales of green coffee to smaller and medium size roasters declined during the period as many of our smaller roaster customers cut back on purchases and chose to purchase green coffee on a ‘hand-to-cup’, or as-needed, basis due to the elevated prices of green coffee compared to the prices in fiscal 2021,” continued Andrew Gordon.

“Overall, our business does remain strong despite of the current inflationary environment and we believe our sales, along with our profit margins will continue to improve throughout fiscal 2022,” concluded Mr. Gordon.

About Coffee Holding

Coffee Holding Co., Inc. is a leading integrated wholesale coffee roaster and dealer in the United States and one of the few coffee companies that offers a broad array of coffee products across the entire spectrum of consumer tastes, preferences and price points. Coffee Holding has been a family-operated business for three generations and has remained profitable through varying cycles in the coffee industry and the economy. The Company’s private label and branded coffee products are sold throughout the United States, Canada and abroad to supermarkets, wholesalers, and individually owned and multi-unit retail customers.

Forward looking statements

Any statements that are not historical facts contained in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including the Company’s outlook on the revenue growth and the Company’s outlook on the launch of CBD-infused coffee and functional beverages. Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be forward-looking statements. We have based these forward-looking statements upon information available to management as of the date of this release and management’s expectations and projections about certain future events. It is possible that the assumptions made by management for purposes of such statements may not materialize. Such statements may involve risks and uncertainties, including but not limited to those relating to product demand, pricing, market acceptance, hedging activities, the effect of economic conditions, the effect of any pandemics including the one caused by Covid-19, intellectual property rights, the outcome of competitive products, risks in product development, the results of financing efforts, the ability to complete transactions and other factors discussed from time to time in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to update or revise any forward-looking statement for events or circumstances after the date on which such statement is made.

Company Contact

Coffee Holding Co., Inc.

Andrew Gordon

President & CEO

718-832-0800

COFFEE HOLDING CO., INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

JANUARY 31, 2022 AND OCTOBER 31, 2021

	January 31, 2022	October 31, 2021
	(Unaudited)
- ASSETS -
CURRENT ASSETS:
Cash and cash equivalents	$4,016,775	$3,696,275
Accounts receivable, net of allowances of $144,000 for 2021 and 2020	8,542,166	9,299,978
Inventories	16,816,240	15,961,866
Due from broker	581,381	725,000
Prepaid expenses and other current assets	649,293	542,224
Prepaid and refundable income taxes	72,202	75,952
TOTAL CURRENT ASSETS	30,678,057	30,301,295

Building machinery and equipment, net	2,567,236	2,662,628
Customer list and relationships, net of accumulated amortization of $247,819 and $237,131 for 2022 and 2021, respectively	437,181	447,869
Trademarks and tradenames	408,000	408,000
Non-compete, net of accumulated amortization of $74,250 and $69,300 for 2022 and 2021, respectively	24,750	29,700
Goodwill	2,488,785	2,488,785
Equity method investments	370,519	402,245
Investment - other	2,500,000	2,500,000
Deferred income tax asset - net	93,186	77,394
Right of Use Asset	3,443,105	3,545,786
Deposits and other assets	508,086	449,225
TOTAL ASSETS	$43,518,905	$43,312,927

- LIABILITIES AND STOCKHOLDERS’ EQUITY -
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$3,150,300	$5,047,640
Line of credit – current portion	5,400,850	3,800,850
Due to broker	631,469	708,321
Note payable – current portion	4,200	4,200
Lease liability – current portion	311,475	340,400
Dividend payable	399,000	-
Income taxes payable	564,599	416,449
TOTAL CURRENT LIABILITIES	10,461,893	10,317,860

Lease liabilities	3,239,638	3,299,784
Note payable – long term	11,785	13,092
Deferred compensation payable	301,976	311,872
TOTAL LIABILITIES	14,015,292	13,942,608
Commitments and Contingencies
STOCKHOLDERS’ EQUITY:
Coffee Holding Co., Inc. stockholders’ equity:
Preferred stock, par value $.001 per share; 10,000,000 shares authorized; none issued	-	-
Common stock, par value $.001 per share; 30,000,000 shares authorized, 6,633,930 shares issued for 2022 and 2021; 5,708,599 shares outstanding for 2022 and 2021	6,634	6,634
Additional paid-in capital	18,878,565	18,688,797
Retained earnings	14,353,085	14,471,222
Less: Treasury stock, 925,331 common shares, at cost for 2022 and 2021	(4,633,560)	(4,633,560)
Total Coffee Holding Co., Inc. Stockholders’ Equity	28,604,724	28,533,093
Noncontrolling interest	898,889	837,226
TOTAL EQUITY	29,503,613	29,370,319
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$43,518,905	$43,312,927

COFFEE HOLDING CO., INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

THREE MONTHS ENDED JANUARY 31, 2022 AND 2021

(Unaudited)

	2022	2021
NET SALES	$16,704,860	$18,133,837

COST OF SALES (which includes purchases of approximately $1.2 million and $0.7 million in fiscal years 2022 and 2021, respectively, from a related party)	12,433,252	13,654,169

GROSS PROFIT	4,271,608	4,479,668

OPERATING EXPENSES:
Selling and administrative	3,569,740	3,160,060
Officers’ salaries	151,138	153,226
TOTAL	3,720,878	3,313,286

INCOME FROM OPERATIONS	550,730	1,166,382

OTHER INCOME (EXPENSE):
Interest income	1,537	410
Loss from equity method investments	(31,725)	(2,598)
Interest expense	(40,610)	(26,669)
TOTAL	(70,798)	(28,857)

INCOME BEFORE PROVISION FOR INCOME TAXES AND NON-CONTROLLING INTEREST IN SUBSIDIARY	479,932	1,137,525

Provision for income taxes	137,406	381,243

NET INCOME BEFORE NON-CONTROLLING INTEREST IN SUBSIDIARY	342,526	756,282
Less: Net income attributable to the non-controlling interest in subsidiary	(61,663)	(78,970)

NET INCOME ATTRIBUTABLE TO COFFEE HOLDING CO., INC.	$280,863	$677,312

Basic and diluted earnings earnings per share	$.05	$.12

Weighted average common shares outstanding:
Basic and diluted	5,708,599	5,708,599

COFFEE HOLDING CO., INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

THREE MONTHS ENDED JANUARY 31, 2022 AND 2021

(Unaudited)

	2022	2021
OPERATING ACTIVITIES:

Net income	$342,526	$756,282
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	155,759	168,191
Stock-based compensation	189,768	189,768
Unrealized loss (gain) on commodities	66,767	(415,075)
Loss on equity method investments	31,726	2,598
Amortization of right to use asset	102,681	112,587
Deferred income taxes	(15,792)	180,649
Changes in operating assets and liabilities:
Accounts receivable	757,812	(399,548)
Inventories	(854,374)	1,403,694
Prepaid expenses and other current assets	(107,069)	(19,408)
Prepaid and refundable income taxes	3,750	85,114
Lease liability	(89,071)	(124,044)
Deposits and other assets	(68,757)	-
Accounts payable and accrued expenses	(1,897,340)	708,929
Income taxes payable	148,150	115,411
Net cash (used in) provided by operating activities	(1,233,464)	2,765,148

INVESTING ACTIVITIES:
Purchases of machinery and equipment	(44,729)	(66,151)
Net cash used in investing activities	(44,729)	(66,151)

FINANCING ACTIVITIES:
Advances under bank line of credit	1,600,000	910
Principal payments on note payable	(1,307)	(1,246)
Principal payments under bank line of credit	-	(2,845,000)
Net cash provided by (used in) financing activities	1,598,693	(2,845,336)

NET INCREASE (DECREASE) IN CASH	320,500	(146,339)

CASH, BEGINNING OF PERIOD	3,696,275	2,875,120

CASH, END OF PERIOD	$4,016,775	$2,728,781

	2022	2021
SUPPLEMENTAL DISCLOSURE OF CASH FLOW DATA:
Interest paid	$36,853	$31,406
Income taxes paid	$1,298	$69

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE

To supplement Coffee Holding’s consolidated financial statements presented in accordance with U.S. GAAP, Coffee Holding uses a non-GAAP measure, Adjusted Earnings Before Interest, Income Taxes (benefits), Depreciation and Amortization (Adjusted EBITDA). This non-GAAP measure is provided to enhance overall understanding of Coffee Holding’s current financial performance. Reconciliation of the nearest GAAP measure to Adjusted EBITDA follows:

Net income (GAAP measure)	$280,863
Addback: Interest expense	40,610
Income tax provision	137,406
Depreciation and amortization	155,759
Stock compensation	189,768
Total adjusted EBITDA	$804,406